                             STOCKHOLDERS' AGREEMENT


         THIS STOCKHOLDERS' AGREEMENT (this "AGREEMENT") is made as of November 6, 2001, by and among (i) Sun Northland, LLC, a Delaware limited liability company ("SUN"), (ii) each of the Persons whose name appears on the signature page hereto or who otherwise hereafter becomes a party to this Agreement (the "MINORITY STOCKHOLDERS"), and (iii) Northland Cranberries, Inc., a Wisconsin corporation (the "COMPANY"). Certain other capitalized terms used herein are defined in SECTION 1.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

         1. CERTAIN DEFINITIONS. The terms defined in this SECTION 1, whenever used in this Agreement, shall, unless the context clearly otherwise requires, have the following respective meanings:

         "AFFILIATE" of a Person shall mean any other Person, directly or indirectly controlling, controlled by or under common control with such Person.

         "APPLICABLE PERCENTAGE" shall have the meaning set forth herein in
SECTION 3.1(C).

         "BANK GROUP" shall mean U.S. Bank National Association, ARK CLO 2000-1 Limited, and St. Francis Bank, F.S.B.

         "COMMON STOCK" shall mean the Class A Common Stock, $0.01 par value per share, of the Company as constituted on the date hereof and any stock into which any such common stock shall have been changed or any stock resulting from any reclassification of any such common stock.

         "COMMON STOCK EQUIVALENTS" shall mean Common Stock and any securities convertible or exchangeable for shares of Common Stock.

         "COMPANY" shall have the meaning set forth in the preamble of this Agreement.

         "EXEMPT TRANSFER", as applied to any Stockholder, shall mean (a) any sale or Transfer permitted by the Registration Agreement, (b) any Permitted Affiliate Sale, (c) in the case of an individual, any Transfer to a member of the Family of such Stockholder, if such individual agrees to be bound by the terms of this Agreement and executes a joinder hereto, or (d) any Transfer to another Stockholder.

         "FAMILY", as applied to any individual, shall mean (a) the children of such individual (by birth or adoption), (b) the parents, spouse and siblings of such individual, (c) the children of such siblings, (d) any trust solely for the benefit of, or any partnership, limited liability company or other entity owned solely by, any one or more of such aforementioned individuals (so long as such individual has the exclusive right to control such trust or other entity) and
(e) the estate of such individual.

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         "FINANCING AGREEMENT" shall mean the Loan and Security Agreement, dated as of November 6, 2001, by and among the Company, Foothill Capital Corporation (as arranger and administrative agent) and the lenders that are signatories thereto, as amended from time to time.

         "MINORITY SHARES" shall mean shares of the Company's Common Stock owned or controlled by the Minority Stockholders.

         "MINORITY STOCKHOLDERS" shall have the meaning set forth in the preamble.

         "NOTICE OF TRANSFER" shall have the meaning set forth herein in SECTION 3.1(b).

         "OUTSIDE OFFER" shall have the meaning set forth herein in SECTION 2.2(a).

         "PERMITTED AFFILIATE SALE" shall mean any sale by a holder of Common Stock to any one or more of its Affiliates or a fund or account managed by a holder of Common Stock or an Affiliate of such holder, if such Person agrees to be bound by the terms of this Agreement to the same extent as the transferor and executes a joinder hereto.

         "PERSON" shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

         "PROSPECTIVE PURCHASER" shall have the meaning set forth herein in
SECTION 2.2(a).

         "REGISTRATION AGREEMENT" shall mean that certain Registration Agreement, dated November 6, 2001, by and between the Company, Sun, and the other Persons listed on the signature page thereto.

         "RIGHTS" shall have the meaning set forth in SECTION 4(a).

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, modified or supplemented from time to time.

         "SELLING STOCKHOLDER" shall have the meaning set forth in SECTION
2.2(a).

         "SERIES A PREFERRED STOCK" shall mean the Company's Series A Preferred Stock, par value $.01 per share.

         "STOCKHOLDER" shall mean Sun, the Minority Stockholders and each other Person who shall acquire any shares of Common Stock from the Company or the Minority Stockholders and their respective heirs, executors, successors and assigns in accordance with the terms and conditions of this Agreement.

         "TRANSFER" shall mean any sale, pledge, gift, assignment or other transfer.


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         "UNREGISTERED COMMON STOCK" shall mean any share of Common Stock which has not been registered under the Securities Act on Form S-1 or any similar long-form registration or on Form S-2 or S-3 or any similar short-form registration.

         "WARRANTS" shall mean the Common Stock Purchase Warrants (as amended, modified and supplemented from time to time) issued pursuant to the Financing Agreement; and "WARRANT" means any one of the foregoing Warrants.

         2. RESTRICTION ON TRANSFER OF COMMON STOCK BY MINORITY STOCKHOLDERS.

         2.1 GENERAL. The Minority Stockholders shall not Transfer any shares of Common Stock or Warrants and the Company shall not register the Transfer of, or otherwise permit the Transfer of, any shares of Common Stock or Warrants by any Minority Stockholders (except in connection with an Exempt Transfer) unless (a) such Transfer has been consummated in accordance with the terms hereof and (b) the new holder thereof shall first have become a party to this Agreement and shall have agreed in writing to be bound by all of the terms and conditions hereof applicable to the Minority Stockholders. Any Transfer of Common Stock or Warrants by any Minority Stockholder which is not consummated in accordance with this Agreement shall be void. Sun shall not Transfer any shares of its Common Stock Equivalents and the Company shall not register the Transfer of, or otherwise permit the Transfer of, any shares of Common Stock Equivalents by Sun unless such Transfer is an Exempt Transfer, is pursuant to SECTION 3.1 or
SECTION 3.2, or is otherwise in accordance with the terms hereof. Any Transfer of Common Stock Equivalents by Sun which is not consummated in accordance with this Agreement shall be void.

         2.2      LIMITED RIGHT TO DISPOSE OF INTEREST.

                  (a) BONA FIDE OFFER TO PURCHASE INTEREST. Except in connection with an Exempt Transfer, if any Minority Stockholders (or any of his, her or its transferees) shall at any time desire to Transfer all or any part of his, her or its shares of Unregistered Common Stock or Warrants, as permitted under the terms of this Agreement, such Person (the "SELLING STOCKHOLDER") shall first obtain a bona fide written offer which such Selling Stockholder desires to accept (the "OUTSIDE OFFER") to purchase all or any portion of such Selling Stockholder's Unregistered Common Stock or Warrants for a fixed cash price payable in full at the closing of such transaction. The Outside Offer shall set forth its date, the proposed purchase price, the number of shares of Unregistered Common Stock or Warrants proposed to be purchased, and the other terms and conditions upon which the purchase is proposed to be made, as well as the name and address of the Prospective Purchaser. "PROSPECTIVE PURCHASER", as used herein, shall mean the prospective record owner or owners of the shares of Unregistered Common Stock or Warrants which are the subject of the Outside Offer and all other Persons proposed to have a beneficial interest in such Unregistered Common Stock or Warrants. The Selling Stockholder shall transmit copies of the Outside Offer to the Company and Sun within five (5) days after the Selling Stockholder's receipt of the Outside Offer.

                  (b)      OPTION OF COMPANY AND SUN.

                           (i) As a result of the foregoing transmittal of the
Outside Offer, the Selling Stockholder shall be deemed to have offered in writing to sell all, but not less than all, of


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such Selling Stockholder's Unregistered Common Stock or Warrants to the Company
which are proposed to be purchased in the Outside Offer at the price and upon the terms set forth in the Outside Offer. For a period of twenty (20) days after such deemed offer by the Selling Stockholder to the Company, the Company shall have the option, exercisable by written notice to the Selling Stockholder, to accept the Selling Stockholder's offer, in whole and not in part, as to the Selling Stockholder's Unregistered Common Stock or Warrants.

                           (ii) If the Company does not exercise its option set
forth in the preceding SECTION 2.2(b)(i), the Selling Stockholder shall be deemed to have offered in writing to sell all, but not less than all, of such Selling Stockholder's Unregistered Common Stock or Warrants to Sun which are proposed to be sold in the Outside Offer at the price and upon the terms set forth in the Outside Offer. For a period of ten (10) days after such deemed offer by the Selling Stockholder to Sun, Sun shall have the option, exercisable by written notice to the Selling Stockholder, to accept the Selling Stockholder's offer, in whole and not in part, as to the Selling Stockholder's Unregistered Common Stock or Warrants.

                  (c) ACCEPTANCE OF THE BONA FIDE OFFER. If, at the end of the option periods described in SECTION 2.2(b) hereof, the option has not been exercised either by the Company or Sun to purchase all of the Selling Stockholder's Unregistered Common Stock or Warrants proposed to be purchased in the Outside Offer, the Selling Stockholder shall be free for a period of sixty
(60) days thereafter to Transfer up to the number of shares of his, her or its Unregistered Common Stock or Warrants proposed to be purchased in the Outside Offer to the Prospective Purchaser at the price and upon the terms and conditions set forth in the Outside Offer, provided that the Prospective Purchaser is not a Person that, directly or indirectly (whether as sole proprietor, partner, manager, consultant, director, officer, employee or agent), owns, manages, operates, controls, finances, engages or participates in the ownership, management, operation or control of any Person that competes with the Company. If such Unregistered Common Stock or Warrants is not so transferred within the sixty (60) day period, the Selling Stockholder shall not be permitted to sell such Unregistered Common Stock or Warrants without again complying with this SECTION 2.2.

                  (d) Notwithstanding anything contained in this Agreement to the contrary, the restrictions on the Transfer of Unregistered Common Stock or Warrants set forth in this SECTION 2.2 shall not apply to Sun or any of its Affiliates.

         3.       TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS.

         3.1.     TAG-ALONG RIGHTS.  Subject to SECTION 3.1(f):

                  (a) If Sun at any time proposes to Transfer any shares of Common Stock Equivalents, then, as a condition precedent thereto, Sun shall afford the Minority Stockholders the right to participate in such Transfer in accordance with this SECTION 3.1.

                  (b) If Sun wishes to Transfer any shares of Common Stock Equivalents, it shall give written notice to the Minority Stockholders (a "NOTICE OF TRANSFER") not less than twenty (20) nor more than thirty (30) days prior to any proposed Transfer of any such shares. Each such Notice of Transfer shall:


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                           (i) specify in reasonable detail (A) the number of
shares of Common Stock Equivalents which Sun proposes to Transfer, (B) the identity of the proposed transferee or transferees of such shares, (C) the time within which, the price per share at which, and all other terms and conditions upon which, Sun proposes to Transfer such shares of Common Stock Equivalents, and (D) the percentage of the Common Stock Equivalents then owned by Sun (calculated on a fully-diluted basis) which Sun proposes to Transfer to such proposed transferee or transferees and (E) a representation that such proposed transferees have been informed of the tag-along rights provided for in this
SECTION 3.1 and have agreed to purchase shares of Common Stock Equivalents in accordance with the terms hereof;

                           (ii) make explicit reference to this SECTION 3.1 and
state that the right of the Minority Stockholders to participate in such Transfer under this SECTION 3.1 shall expire unless exercised within twenty (20) days after receipt of such Notice of Transfer; and

                           (iii) contain an irrevocable offer by Sun to the
Minority Stockholders to participate in the proposed Transfer to the extent provided in SECTION 3.1(c).

                  (c) Each Minority Stockholder shall have the right to participate in the proposed Transfer by transferring to the proposed transferee or transferees up to that number of shares of Common Stock owned by such Minority Stockholders which is equal to the Applicable Percentage (as hereinafter defined) (or, if such Minority Stockholders shall elect, any lesser percentage) of the shares of Common Stock Equivalents proposed to be transferred by Sun, at the same price per share and on the same terms and conditions as are applicable to the proposed Transfer by Sun (and, if and to the extent such Minority Stockholders shall exercise such right, then the number of shares of Common Stock Equivalents to be sold by Sun in such transaction shall be correspondingly reduced). As used herein, the term "APPLICABLE PERCENTAGE" as applied to a Minority Stockholder on any date shall mean a fraction (expressed as a percentage), the numerator of which is the aggregate of the number of shares of Common Stock owned by such Minority Stockholder on such date and the denominator of which is total number of shares of Common Stock Equivalents (assuming exercise of all Warrants) owned by Sun and the Minority Stockholders on such date.

                  (d) A Minority Stockholders must notify Sun, within twenty
(20) days after receipt of the Notice of Transfer, if he, she or it desires to accept such offer and to Transfer any shares of Common Stock owned by such Person in accordance with this SECTION 3.1. The failure of a Minority Stockholder to provide such notice within such 20-day period shall, for the purposes of this SECTION 3.1, be deemed to constitute a waiver by such Person of his, her or its right to sell any of his, her or its shares of Common Stock in connection with the proposed Transfer described in such Notice of Transfer. Sun will use its commercially reasonable efforts to obtain the agreement of the prospective transferee or transferees to the participation of the Minority Stockholders in such proposed Transfer, and Sun shall not Transfer any of its shares to such prospective transferee if such transferee shall not agree to the participation of the Minority Stockholders in such proposed Transfer. The Minority Stockholders shall not be obligated to sell any shares of Common Stock pursuant to this SECTION 3.1. Any and all sales of Common Stock by any of the Minority Stockholders pursuant to this SECTION 3.1 shall be made either concurrently with or prior to the sale of Common Stock Equivalents by Sun.


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                  (e) If the Transfer described in any Notice of Transfer is not consummated within ninety (90) days following the date upon which such Notice of Transfer is given or if there is any change in the terms pursuant to which such Transfer is to be consummated, then, prior to consummating such Transfer, Sun must again comply with the provisions of this SECTION 3.1.

                  (f) Notwithstanding anything to the contrary contained in this
SECTION 3.1, the Minority Stockholders shall not have any rights pursuant to this SECTION 3.1 to participate in any Exempt Transfer by Sun.

         3.2      DRAG-ALONG RIGHTS.

                  (a) If at any time following the date hereof, Sun shall enter into an agreement to sell a majority of the Common Stock Equivalents of the Company to any Person or group of Persons who are not affiliated with Sun, then Sun may require that the Minority Stockholders sell the same percentage of their Common Stock Equivalents to such transferee or transferees as the percentage of Common Stock then owned by Sun which Sun proposes to Transfer to such proposed transferee or transferees at the same price per share and on the same terms and conditions as are applicable to the proposed sale by Sun.

                  (b) In order to exercise the rights under SECTION 3.2(a), Sun must give notice to the Minority Stockholders not less than 10-days prior to the proposed date upon which the contemplated sale is to be effected. In addition, Sun shall furnish to the Minority Stockholders all such agreements, documents and instruments to be executed in connection with such transaction and shall afford the Minority Stockholders a reasonable period of time (but in any event not less than 5 business days) within which to review such agreements, documents and instruments.

         4.       PREEMPTIVE RIGHTS.

                  (a) NOTICE AND EXERCISE. The Company shall, prior to any proposed issuance by the Company to Sun or its Affiliates of any shares of capital stock or securities representing the right to acquire shares of capital stock ("RIGHTS") (other than debt securities with no equity feature), offer to the Minority Stockholders by written notice the right, for a period of 20-days from the date on which such notice is postmarked, hand delivered or faxed, to purchase for cash at an amount equal to the price or other consideration for which such capital stock or Rights are to be issued, a number of such shares of capital stock or Rights so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of capital stock of all Rights), each such Minority Stockholder will continue to maintain his, her or its same percentage equity ownership (assuming the exercise in full of all Warrants) in the Company represented by the shares of Common Stock owned by each such Minority Stockholder as of the date of such notice.

                  (b) EXCEPTIONS. Notwithstanding any other provision of this Agreement to the contrary, the preemptive rights of the Minority Stockholders pursuant to this SECTION 4 shall not apply to securities issued (A) upon conversion or exchange of any of the shares of the Company's Series A Preferred Stock to Common Stock, (B) upon exercise of any of the Warrants, (C) as a stock dividend or upon any subdivision of shares of Common Stock,


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(D) pursuant to subscriptions, warrants, options, convertible securities, or other rights, issued, or to be issued, under any stock incentive plan approved by the Company's Board of Directors and in place from time to time for the benefit of the Company's directors, employees, consultants or independent contractors or (E) to any Person other than Sun or its Affiliates.

                  (c) ACCEPTANCE. The Company's written notice to the Minority Stockholders shall describe the capital stock or Rights proposed to be issued by the Company to Sun or its Affiliates and specify the number of shares, price and payment terms. Each Minority Stockholder may accept the Company's offer as to the full number of shares of capital stock or Rights offered to him, her or it or any lesser number, by written notice thereof given by him, her or it to the Company prior to the expiration of the aforesaid 20-day period, in which event the Company shall promptly sell and each Minority Stockholder shall buy, upon the terms specified, the number of shares of capital stock or Rights agreed to be purchased by such Person. The Company shall be free at any time prior to ninety (90) days after the date of its notice of offer to the Minority Stockholders, to offer and sell to Sun or its Affiliates or any third party or parties the remainder of such capital stock or Rights proposed to be issued by the Company (including but not limited to the securities not agreed by the Minority Stockholders to be purchased by them), at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Minority Stockholders. However, if such third party sale or sales are not consummated within such ninety (90) day period, the Company shall not sell such capital stock or Rights as shall not have been purchased within such period without again complying with this SECTION 4.

         5. VOTING.

                  (a) Each Minority Stockholders agrees to vote the shares of Common Stock owned or controlled by it, him or her in the manner specified by Sun with respect to: (i) any sale of all or substantially all of the assets of the Company or any of its subsidiaries to a Person not an Affiliate of Sun; (ii) any acquisition, merger or consolidation involving the Company or any of its subsidiaries in which a Person (or group of Persons acting in concert) not an Affiliate (or Affiliates) of Sun shall own in excess of 50% of the surviving corporation of such acquisition, merger or consolidation; (iii) any transaction to which SECTION 3.1 or SECTION 3.2 applies; (iv) the election of the members of the Company's board of directors; and (v) any other matter on which the stockholders of a Wisconsin corporation generally have a right to vote.

                  (b) Each Minority Stockholders hereby grant to Sun an irrevocable proxy to vote all shares of Common Stock now or hereafter owned or controlled by each of them in accordance with the agreements contained in this
SECTION 5.


         6. LEGENDS. So long as any shares of Common Stock are subject to the provisions of this Agreement, all certificates or instruments representing such securities (including the Warrants) shall bear a legend in substantially the following form:

                  THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE STOCKHOLDERS' AGREEMENT DATED AS OF NOVEMBER 6, 2001 AMONG THE ISSUER HEREOF AND CERTAIN OTHER PERSONS, A TRUE AND


                                       7
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                  CORRECT COPY OF WHICH IS ON FILE AT THE ISSUER'S CHIEF
                  EXECUTIVE OFFICE AND, UPON WRITTEN REQUEST TO THE ISSUER, A COPY THEREOF WILL BE MAILED OR OTHERWISE PROVIDED WITHOUT CHARGE WITHIN TEN (10) DAYS OF RECEIPT OF SUCH REQUEST TO APPROPRIATELY INTERESTED PERSONS.

                           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
                  NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.


         7. TERMINATION OF THIS AGREEMENT. This Agreement shall terminate on the last to occur of (a) the date on which Sun and its Affiliates no longer owns or controls at least 50% of the Common Stock on a fully diluted basis and (b) the date on which Sun and its Affiliates no longer controls the Company's Board of Directors.

         8. NOTICES. All communications provided for herein shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or
(c) by messenger. The respective addresses of the parties hereto for the purposes of this Agreement are set forth on EXHIBIT A attached hereto. Any party may change its address (or facsimile number) by notice to each of the other parties in accordance with this SECTION 8. The date of giving or making of any such communication shall be, in the case of clauses (a) and (c), the date of the receipt; and, in the case of clause (b), the business day next following the date such communication is sent.

         9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, successors and assigns, who, upon acceptance thereof, shall, without further action, be (i) entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and (ii) bound by the terms and conditions hereof.

         10. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by the Company, each member of the Bank Group, Sun, and the holders of at least a majority of the Minority Stockholders; provided that execution of a joinder hereto shall not be considered a modification, amendment or waiver of any of the provisions of this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will


                                       8
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not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         11. REMEDIES. Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor; PROVIDED, however the parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced (without posting a bond or other security) by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

         12. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. Each party hereto submits to the jurisdiction of any state or federal court sitting in Milwaukee, Wisconsin, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in SECTION 8 above. Nothing in this SECTION 12, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         13. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

         14. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement, those documents expressly referred to herein, and the other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and


                                       9
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preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         15. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.

         16. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         17. MANDATORY CONVERSION. The Company agrees to take all actions reasonably necessary, including increasing the number of authorized shares of Common Stock, to convert the Series A Preferred Stock to Common Stock, as soon as reasonably practicable after execution of this Agreement. Sun agrees to vote its Common Stock Equivalents in favor of such increase in the authorized number of shares of Common Stock.

         18. SALE OF SECURITIES TO AFFILIATE. Prior to any proposed issuance by the Company of any Common Stock Equivalents to any Affiliate of Sun, the Company shall require that such Affiliate agree to be bound by the terms of this Agreement to the same extent as Sun and execute a joinder hereto.


            [The remainder of this page is left blank intentionally.]


                                       10
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         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders'
Agreement on the day and year first above written.

                         NORTHLAND CRANBERRIES, INC.


                         By:      /s/ John Swendrowski
                                  -------------------------
                                  Name:    John Swendrowski
                                  Title:   Chief Executive Officer


                         SUN NORTHLAND, LLC


                         By:      /s/ M. Steven Liff
                                  ---------------------------
                                  Name:    M. Steven Liff
                                  Title:   Vice President


                         FOOTHILL CAPITAL CORPORATION

                         By:      /s/ Phyliss Hasen
                                  ----------------------
                                  Name:    Phyliss Hasen
                                  Title:   Vice President


                         ST. FRANCIS BANK, F.S.B.


                         By:      /s/ John C. Tans
                                  -------------------
                                  Name:    John C. Tans
                                  Title:   Vice President


                         ARK CLO 2000-1 LIMITED
                         By:      Patriarch Partners, LLC
                                  Its Collateral Manager

                         By:      /s/ Lynn Tilton
                                  -----------------------
                                  Name:    Lynn Tilton
                                  Title:   Authorized Signatory

            [Continuation of Stockholders' Agreement Signature Page]


                         U.S. BANK NATIONAL ASSOCIATION


                         By:      /s/ Stephen A. Tornio
                                  ------------------------
                                  Name:    Stephen A. Tornio
                                  Title:   Vice President


                         Ableco Holding LLC


                         By:      /s/ Kevin P. Genda
                                  ------------------------
                                  Name:    Kevin P. Genda
                                  Title:   Attorney-in-Fact


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                                    EXHIBIT A

                              ADDRESSES FOR NOTICES

(a)      If to the Company, to it at:

         Northland Cranberries, Inc.
         800 First Avenue South
         P.O. Box 8020
         Wisconsin Rapids, WI 54495
         Attention: Chief Executive Officer
         Telecopy No.:(715) 422-6844

                  WITH A COPY TO:

                  Sun Capital Advisors II, L. P.
                  5200 Town Center Circle, Suite 470
                  Boca Raton, Florida  33486
                  Attention: Marc J. Leder
                             Rodger R. Krouse
                             C. Deryl Couch, Esq.
                  Telecopy No.:  (561) 394-0540


(b)      If to Sun Northland, LLC, to it at:

         c/o Sun Capital Advisors II, L. P.
         5200 Town Center Circle, Suite 470
         Boca Raton, Florida  33486
         Attention: Marc J. Leder
                    Rodger R. Krouse
                    C. Deryl Couch, Esq.
         Telecopy No.:  (561) 394-0540

                  WITH A COPY TO:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Attention:  Douglas C. Gessner
                  Telecopy No.: (312) 861-2200

                                    EXHIBIT A

                                   (CONTINUED)

(c)      If to Minority Stockholders, to them at:

         Foothill Capital Corporation
         2450 Colorado Avenue
         Suite 3000 West
         Santa Monica, California  90404
         Attn: Business Finance Division Manager
         Telecopy No.:________________

                  WITH A COPY TO:

                  Otterbourg, Steindler, Houston & Rosen, P.C.
                  230 Park Avenue
                  New York, New York 10169
                  Attn: Mitchell M. Brand, Esq.
                  Telecopy No.:  (212) 682-6104


         Ableco Holding LLC
         450 Park Avenue, 28th Floor
         New York, New York  10022
         Attn:  Eric F. Miller
         Telecopy No.:  (212) 758-5305

                  WITH A COPY TO:

                  Schulte Roth & Zabel, LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attn:  Frederic L. Ragucci, Esq.
                  Telecopy No.:  (212) 593-5955


         St. Francis Bank, F.S.B.
         13400 Bishops Lane, Suite 190
         Brookfield, WI  53005-6203
         Attn:  John Tans
         Telecopy No.:  (262) 787-8778

                                    EXHIBIT A

                                   (CONTINUED)


         ARK CLO 2000-1 Limited
         c/o Patriarch Partners, LLC
         40 Wall Street, 25th Floor
         New York, NY  10005
         Attn:  Dennis Dolan/Lynn Tilton
         Telecopy No.:  (561) 279-0888


         ARK CLO 2000-1 Limited
         c/o Woodside Capital
         36 Bay State Road
         Cambridge, MA  02138
         Attn:  David Ray
         Telecopy No.:  (617) 547-5162


         U.S. Bank National Association
         MPFP2516
         601 Second Avenue South
         Minneapolis, MN  55402-4302
         Attn:  Stephen Tornio
         Telecopy No.:  (612) 973-2148